Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Jim Bauer
Investor Relations
(678) 473-2647
jim.bauer@arrisi.com
ARRIS ANNOUNCES PRELIMINARY AND UNAUDITED
FOURTH QUARTER AND FULL YEAR 2009 RESULTS
Suwanee, Ga. (February 10, 2010) ARRIS Group, Inc. (NASDAQ:ARRS), a global technology leader in the development of advanced cable telephony, next generation high-speed data, demand driven video solutions, operations software and broadband access equipment, today announced preliminary and unaudited financial results for the fourth quarter and full year 2009.
Revenues in the fourth quarter 2009 were $300.0 million, compared to third quarter 2009 revenues of $275.8 million and fourth quarter 2008 revenues of $292.4 million. Full year 2009 and 2008 revenues were $1,107.8 million and $1,144.6 million, respectively.
Adjusted net income (a non-GAAP measure) for the fourth quarter 2009 was $0.32 per diluted share, compared to $0.25 per diluted share for the third quarter 2009 and $0.25 per diluted share for the fourth quarter of 2008. Adjusted net income was $1.01 per diluted share for the full year 2009 as compared to $0.77 per diluted share for the full year 2008. The increased profitability is primarily due to the continued success of the Company’s new generation cable edge routers.
GAAP net income for the fourth quarter 2009 was $0.26 per diluted share, as compared to the third quarter 2009 of $0.17 per diluted share, and the fourth quarter 2008 loss of $(1.33) per diluted share. Full year 2009 GAAP net income was $0.71 per diluted share as compared to a loss of $(1.04) per diluted share for 2008. Significant GAAP items that have been excluded in computing adjusted net income and adjusted earnings per share include 2008 goodwill impairment, amortization of intangibles, equity compensation, non-cash interest expense, restructuring and acquisition-related costs, and certain discrete tax items. A reconciliation of adjusted net income to GAAP net income (loss) per share is attached to this release and also can be found on the Company’s website (www.arrisi.com).
Gross margin for the fourth quarter 2009 was 44.8%, which compares to the third quarter 2009 of 41.9% and the fourth quarter 2008 of 37.2%.
The Company ended 2009 with $625.6 million of cash resources (cash, short-term and long term marketable security investments) , up in the aggregate by approximately $48.9 million from the end of the third quarter 2009 and up $198.3 million from the end of 2008, as a result of both strong earnings and effective working capital management. The Company generated $69.8 million of cash from operating activities during the fourth quarter 2009 and $241.0 million during the full year 2009, which compares to $102.5 million and $189.1 million during the same periods in 2008. Order backlog at the end of the fourth quarter 2009 was $144.4 million as compared to $169.5 million and $114.8 million at the end of the third quarter 2009 and the fourth quarter 2008, respectively. The Company’s book to bill ratio in the fourth quarter 2009 was 0.92 as compared to the third quarter 2009 of 1.01 and the fourth quarter 2008 of 0.90.
“We ended 2009 with very strong performance,” said Bob Stanzione, ARRIS Chairman & CEO. “New applications, growth of Internet TV and competition from both telco and satellite providers require ongoing network capacity additions in our customers’ networks. I am confident that ARRIS has the market leading products and services necessary for our customers to meet these challenges. Longer term, we are well positioned to provide new products for a converged platform to deliver voice, data and video. We have taken key steps to grow our current business to include a strong video product suite in order to capitalize on the industry’s vision of a converged voice, data and video platform.”
During the quarter the Company completed the successful integration of the recent acquisitions of EG Technologies and Digeo. These two acquisitions provide ARRIS with valuable expertise and intellectual property as it expands its portfolio of video products.
The Company also announced today that it will hold an Analyst & Investor Conference at its corporate headquarters in Suwanee, GA on March 17 & 18, 2010. Details of the conference and instructions on how to register as well as travel and hotel accommodations will be issued in a separate press release.
“We ended the year with outstanding performance, exceeding our sales and earnings guidance for the fourth quarter,” said David Potts, ARRIS EVP & CFO. “It is also very noteworthy that we generated over $240 million of cash from operating activities in 2009 and ended the year with $626 million of cash and short-term investments. Our strong fourth quarter was partially the result of customers accelerating purchases we had anticipated in 2010, which has been factored into our guidance for the first quarter 2010. As a result, we now project that first quarter 2010 revenues for the Company will be in the range of $253 to $273 million, with adjusted net income per diluted share in the range of $0.18 to $0.22 and GAAP net income per diluted share, in the range of $0.10 to $0.14.”
ARRIS management will conduct a conference call at 5:00 pm EDT, today, Wednesday, February 10, 2010, to discuss these results in detail. You may participate in this conference call by dialing (888) 679-8037 or (617) 213-4849 for international calls prior to the start of the call and providing the ARRIS Group, Inc. name, conference pass code 18555894 and Jim Bauer as the moderator.

Please note that ARRIS will not accept any calls related to this earnings release until after the conclusion of the 5:00pm EDT conference call. A replay of the conference call can be accessed approximately two hours after the call through Monday, February 15, 2010 by dialing (888) 286-8010 or (617) 801-6888 for international calls and using the pass code 88718508. A replay also will be made available for a period of 12 months following the conference call on ARRIS’ website at www.arrisi.com.
About ARRIS
ARRIS is a global communications technology company specializing in the design, engineering and supply of technology supporting triple- and quad-play broadband services for residential and business customers around the world. The company supplies broadband operators with the tools and platforms they need to deliver carrier-grade telephony, demand driven video, next-generation advertising, network and workforce management solutions, access and transport architectures and ultra high-speed data services. Headquartered in Suwanee, Georgia, USA, ARRIS has R&D centers in Atlanta; Beaverton, OR; Chicago, IL; Kirkland, WA; State College, PA; Wallingford, CT; Waltham, MA; Cork, Ireland; and Shenzhen, China, and operates support and sales offices throughout the world. Information about ARRIS products and services can be found at www.arrisi.com.
Forward-looking statements:
Statements made in this press release, including those related to:
•	growth expectations and business prospects;

•	first quarter and 2010 revenues and net income;

•	expected sales levels and acceptance of new ARRIS products;

•	the general market outlook and industry trends
are forward-looking statements. These statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. Among other things,
•	projected results for the first quarter as well as the general outlook for 2010 and beyond are based on preliminary estimates, assumptions and projections that management believes to be reasonable at this time, but are beyond management’s control;

•	ARRIS’ customers operate in a capital intensive consumer based industry, and the current volatility in the capital markets or changes in customer spending may adversely impact their ability or willingness to purchase the products that the Company offers; and

•	because the market in which ARRIS operates is volatile, actions taken and contemplated may not achieve the desired impact relative to changing market conditions and the success of these strategies will be dependent on the effective implementation of those plans while minimizing organizational disruption.
In addition to the factors set forth elsewhere in this release, other factors that could cause results to differ from current expectations include: the uncertain current economic climate and its impact on our customers’ plans and access to capital; the impact of rapidly changing technologies; the impact of competition on product development and pricing; the ability of ARRIS to react to changes in general industry and market conditions including regulatory developments; rights to intellectual property, market trends and the adoption of industry standards; and consolidations within the telecommunications industry of both the customer and supplier base. These factors are not intended to be an all-encompassing list of risks and uncertainties that may affect the Company’s business. Additional information regarding these and other factors can be found in ARRIS’ reports filed with the Securities and Exchange Commission, including its Form 10-Q for the quarter ended September 30, 2009. In providing forward-looking statements, the Company expressly disclaims any obligation to update publicly or otherwise these statements, whether as a result of new information, future events or otherwise.
# # # # #

ARRIS GROUP, INC.
PRELIMINARY CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2009	2009	2009	2009	2008
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$500,565	$461,795	$476,846	$398,938	$409,894
Short-term investments, at fair value	125,031	99,917	47,195	25,494	17,371

	625,596	561,712	524,041	424,432	427,265

Restricted cash	4,475	4,473	4,552	4,550	5,673
Accounts receivable, net	143,708	119,125	128,482	155,792	159,443
Other receivables	6,113	2,235	5,904	6,636	4,749
Inventories, net	95,851	100,024	115,944	120,774	129,752
Prepaids	11,675	10,764	7,700	6,994	8,004
Income taxes recoverable	3,106	4,212	366	3,232	362
Current deferred income tax assets	35,994	32,883	41,166	49,027	44,004
Other current assets	15,790	12,981	11,995	15,083	19,420

Total current assets	942,308	848,409	840,150	786,520	798,672

Property, plant and equipment, net	57,195	58,339	60,048	59,438	59,204
Goodwill	235,388	234,416	231,684	231,684	231,684
Intangible assets, net	204,572	201,351	208,822	218,085	227,348
Investments	20,618	30,574	10,317	14,593	14,681
Noncurrent deferred income tax assets	6,759	3,593	3,870	3,771	12,157
Other assets	8,776	7,648	6,251	5,483	6,576

	$1,475,616	$1,384,330	$1,361,142	$1,319,574	$1,350,322

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$53,979	$42,659	$48,859	$44,422	$75,863
Accrued compensation, benefits and related taxes	36,936	27,054	20,753	15,583	27,024
Accrued warranty	4,265	5,292	5,185	5,306	5,652
Deferred revenue	47,044	35,423	43,727	44,006	44,461
Current portion of long-term debt	124	148	148	147	146
Current deferred income tax liability	—	250	248	241	1,059
Other accrued liabilities	46,203	34,979	35,852	31,922	25,410

Total current liabilities	188,551	145,805	154,772	141,627	179,615
Long-term debt, net of current portion	211,248	208,433	205,710	203,080	211,870
Accrued pension	16,408	18,914	19,665	19,289	18,820
Noncurrent income tax payable	14,815	10,632	12,386	12,441	9,607
Noncurrent deferred income tax liability	37,203	35,188	33,999	42,530	41,598
Other noncurrent liabilities	16,021	15,301	15,094	14,391	15,343

Total liabilities	484,246	434,273	441,626	433,358	476,853

Stockholders’ equity:
Preferred stock	—	—	—	—	—
Common stock	1,388	1,385	1,379	1,368	1,362
Capital in excess of par value	1,183,872	1,177,958	1,169,223	1,159,054	1,159,097
Treasury stock at cost	(75,960)	(75,960)	(75,960)	(75,960)	(75,960)
Unrealized gain (loss) on marketable securities	28	(60)	(161)	(372)	(274)
Unfunded pension liability	(6,041)	(8,070)	(8,070)	(8,070)	(8,070)
Accumulated deficit	(111,733)	(145,012)	(166,711)	(189,620)	(202,502)
Cumulative translation adjustments	(184)	(184)	(184)	(184)	(184)

Total stockholders’ equity	991,370	950,057	919,516	886,216	873,469

	$1,475,616	$1,384,330	$1,361,142	$1,319,574	$1,350,322

ARRIS GROUP, INC.
PRELIMINARY CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2009	2008	2009	2008
	(unaudited)	(unaudited)	(unaudited)
Net sales	$299,995	$292,398	$1,107,806	$1,144,565
Cost of sales	165,495	183,535	645,043	751,436

Gross margin	134,500	108,863	462,763	393,129
Gross margin %	44.8%	37.2%	41.8%	34.3%

Operating expenses:
Selling, general, and administrative expenses	37,622	36,957	148,403	143,997
Research and development expenses	35,102	29,285	124,550	112,542
Restructuring charges	2,917	429	3,702	1,211
Goodwill impairment	—	209,297	—	209,297
Amortization of intangible assets	9,554	9,341	37,361	44,195

	85,195	285,309	314,016	511,242

Operating income	49,305	(176,446)	148,747	(118,113)
Other expense (income):
Interest expense	4,549	4,451	17,670	17,123
Loss (gain) on investments	(258)	507	(711)	717
Loss (gain) on foreign currency	(198)	(164)	3,445	(422)
Interest income	(237)	(1,333)	(1,409)	(7,224)
Gain on debt retirement	—	—	(4,152)	—
Other (income) expense, net	174	(1,000)	(714)	(1,043)

Income (loss) from continuing operations before income taxes	45,275	(178,907)	134,618	(127,264)
Income tax expense (benefit)	11,996	(15,176)	43,849	2,375

Net income (loss)	$33,279	$(163,731)	$90,769	$(129,639)

Net income (loss) per common share
Basic	$0.26	$(1.33)	$0.73	$(1.04)

Diluted	$0.26	$(1.33)	$0.71	$(1.04)

Weighted average common shares:
Basic	125,698	123,128	124,716	124,878

Diluted	129,524	123,128	128,085	124,878

ARRIS GROUP, INC.
PRELIMINARY CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2009	2008	2009	2008
	(unaudited)	(unaudited)	(unaudited)
Operating Activities:
Net income (loss)	$33,279	$(163,731)	$90,769	$(129,639)
Depreciation	5,492	5,394	20,862	20,915
Amortization of intangible assets	9,554	9,341	37,361	44,195
Stock compensation expense	4,207	2,991	15,921	11,277
Deferred income tax provision (benefit)	(5,681)	5,100	7,997	7,963
Deferred income tax related to goodwill impairment	—	(24,725)	—	(24,725)
Amortization of deferred finance fees	180	189	728	760
Provision for doubtful accounts	(1,281)	454	(1,280)	819
Loss (gain) on investments	(258)	507	(711)	717
Loss on disposal of fixed assets	474	29	428	14
Non-cash interest expense	2,828	2,764	11,136	10,736
Gain on debt retirement	—	—	(4,152)	—
Excess income tax benefits from stock-based compensation plans	(980)	(32)	(3,007)	(56)
Goodwill impairment	—	209,297	—	209,297
Changes in operating assets & liabilities, net of effects of acquisitions and disposals:
Accounts receivable	(19,097)	20,682	21,704	8,579
Other receivables	(2,922)	3,530	(2,383)	(471)
Inventory	8,457	10,051	38,906	4,023
Income taxes payable/recoverable	7,834	(1,801)	4,966	(2,458)
Accounts payable and accrued liabilities	37,031	29,762	4,707	41,905
Other, net	(9,344)	(7,261)	(2,975)	(14,778)

Net cash provided by operating activities	69,773	102,541	240,977	189,073

Investing Activities:
Purchases of property, plant, and equipment	(4,336)	(4,908)	(18,663)	(21,352)
Cash paid for acquisition, net of cash acquired	(14,604)	(434)	(22,734)	(10,500)
Cash proceeds from sale of property, plant & equipment	2	—	210	250
Purchases of short-term investments	(64,859)	(26,736)	(216,704)	(113,734)
Disposals of short-term investments	50,072	32,628	104,488	155,114

Net cash provided by (used in) investing activities	(33,725)	550	(153,403)	9,778

Financing Activities:
Payment of debt and capital lease obligations	(37)	(346)	(10,714)	(35,864)
Repurchase of common stock	—	—	—	(75,960)
Excess income tax benefits from stock-based compensation plans	980	32	3,007	56
Repurchase of shares to satisfy employee tax withholdings	—	—	(2,180)	(1,035)
Proceeds from issuance of common stock	1,779	1,130	12,984	49

Net cash provided by (used in) financing activities	2,722	816	3,097	(112,754)
Net increase in cash and cash equivalents	38,770	103,907	90,671	86,097
Cash and cash equivalents at beginning of period	461,795	305,987	409,894	323,797

Cash and cash equivalents at end of period	$500,565	$409,894	$500,565	$409,894

ARRIS GROUP, INC.
PRELIMINARY SUPPLEMENTAL NET INCOME (LOSS) RECONCILIATION
(in thousands, except per share data)

	Q4 2009		Year 2009		Q4 2008		Year 2008
	Unaudited		Unaudited		Unaudited		Unaudited
		Per Diluted		Per Diluted		Per Diluted		Per Diluted
	Amount	Share	Amount	Share	Amount	Share(1)	Amount	Share(1)
Net income (loss)	$33,279	$0.26	$90,769	0.71	$(163,731)	(1.32)	$(129,639)	(1.03)
Highlighted items:
Impacting gross margin:
Stock compensation expense	383	—	1,446	0.01	269	—	979	0.01

Impacting operating expenses:
Integration costs	—	—	—	—	—	—	427	0.00
Acquisition costs, restructuring and other	2,917	0.02	3,977	0.03	429	—	1,211	0.01
Amortization of intangible assets	9,554	0.07	37,361	0.29	9,341	0.08	44,195	0.35
Stock compensation expense	3,824	0.03	14,475	0.11	2,722	0.02	10,298	0.08
Goodwill Impairment	—	—	—	—	209,297	1.68	209,297	1.66

Impacting other (income) / expense:
Non-cash interest expense	2,827	0.02	11,135	0.09	2,763	0.02	10,735	0.09
Gain on repurchase of debt	—	—	(4,152)	(0.03)	—	—	—	—
Impacting income tax expense:

Adjustments of income tax valuation allowances and research & development credits and goodwill impairment	(4,422)	(0.03)	(3,133)	(0.02)	(24,725)	(0.20)	(26,255)	(0.21)
Tax related to highlighted items above, except for goodwill impairment	(7,375)	(0.06)	(22,305)	(0.17)	(5,138)	(0.04)	(23,991)	(0.19)

Total highlighted items	7,708	0.06	38,804	0.30	194,958	1.57	226,896	1.80

Net income excluding highlighted items	$40,987	$0.32	$129,573	$1.01	$31,227	$0.25	$97,257	$0.77

Weighted average common shares — diluted		129,524		128,085		124,355		126,277

(1)	Although net income for these periods is a loss and inclusion of options would be antidilutive, weighted average diluted shares are used in this calculation as the earnings excluding highlighted items is net income.
With respect to stock compensation expense, ARRIS records non-cash compensation expense related to grants of options and restricted stock. Depending upon the size, timing and the terms of the grants, this non-cash compensation expense may vary significantly. With respect to amortization of intangibles, the intangibles being amortized relate to our acquisitions. The acquisition costs, restructuring, and other items reflect that, although they or similar items might recur, are of a nature and magnitude that identifying them separately provides investors with a greater ability to project ARRIS’ future performance. With respect to the convertible debt non-cash interest, ARRIS records non-cash interest expense related to the 2013 convertible debt as a result of the adoption of FSP ABP 14-1 on January 1, 2009. Disclosing the non-cash piece provides investors with the information regarding interest that will not be paid out in cash. During the first quarter of 2009, ARRIS repurchased a portion of their convertible debt and recognized a gain of approximately $4.2 million. In the first and third quarter of 2009, a tax expense of approximately $1.3 million was recorded for state valuation allowances, research and development tax credits and provision to return differences resulting from filing of the 2008 tax return. In the fourth quarter of 2009, a tax benefit of approximately $4.6 million was recorded for changes to foreign valuation allowances relating to historic net operating losses in the various jurisdictions. During the first quarter of 2008, ARRIS recorded incremental costs of $0.4 million as a result of the C-COR integration. In the third quarter of 2008, ARRIS recorded a net tax benefit of $1.6 million related to provision to return differences resulting from the filing of the 2007 tax return. Lastly, during the fourth quarter 2008, ARRIS recorded an impairment on goodwill of $209.3 million and the related deferred tax adjustment of $24.7 million.
In assessing operating performance and preparing budgets and forecasts, ARRIS’ management considers performance after making these adjustments and believes that providing investors with the same information provides greater transparency and insight into management’s analysis.

ARRIS GROUP, INC.
Net Income Reconciliation (unaudited)
Q1 2010 EPS Guidance

Estimated GAAP EPS — diluted	$0.10 - $0.14
Reconciling Items:
Amortization of intangibles, after tax	0.05
Stock compensation expense, after tax	0.02
Non-cash interest expense, after tax	0.01

Subtotal	0.08

Estimated adjusted (non-GAAP) EPS — diluted	$0.18 - $0.22

See the Supplemental Net Income (Loss) Reconciliation for a discussion regarding these adjustments and management’s reasoning for providing this adjusted financial measure